EXHIBIT 99.1

September 7, 1999

             F&M BANCORP AND PATAPSCO VALLEY BANCSHARES, INC.
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                    ANNOUNCE DEFINITIVE MERGER AGREEMENT
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      COMBINED COMPANY DEPOSIT MARKET SHARE TO RANK IN MARYLAND TOP 10

Frederick, MD, September 7, 1999 - F&M Bancorp (NASDAQ:FMBN), headquartered in Frederick, MD, and Patapsco Valley Bancshares, Inc. (OTCBB:PVYB), headquartered in Ellicott City, MD, jointly announced that they have signed a definitive agreement for F&M Bancorp to acquire Patapsco Valley
Bancshares, Inc..

The definitive merger agreement provides for a fixed exchange ratio of 1.18 shares of F&M Bancorp's common stock for each share of Patapsco's common stock. Based on the closing price of F&M Bancorp common stock on September 3, 1999 and the number of shares of common stock of Patapsco currently outstanding, the transaction has a value of approximately $47 million, or $34.00 per share of Patapsco common stock. The transaction is intended to be tax-free to the stockholders of Patapsco and will be accounted for as a pooling of interests.

Upon completion of the merger, which is subject to the approval of Patapsco's shareholders and applicable regulatory authorities, Patapsco's subsidiary, Commercial and Farmers Bank ("CFBank"), will be merged into F&M Bancorp's commercial banking subsidiary, Farmers & Mechanics National Bank. All branch locations are expected to remain open.

"We are very pleased to have CFBank become part of the contiguous extension of our franchise," commented Faye E. Cannon, president and chief executive officer of F&M Bancorp. "CFBank and Farmers & Mechanics National Bank are financial institutions deeply rooted in the communities we serve. As community banks, both organizations have a rich history of providing quality service to customers by establishing strong relationships and delivering products that meet their needs. Our combined organizations will strengthen the capabilities of both banks, offering individual and business customers the convenience of broader geographic access, enhanced products and services, and increased traditional and non-traditional delivery channels. By leveraging CFBank's strong market share throughout the very attractive markets of Howard County, we expect continued strong growth for our organizations."

Ms. Cannon continued, stating, "Throughout its history, CFBank has a time-honored tradition of reinvesting in its community, a characteristic shared by Farmers & Mechanics. Through the combined resources of both companies, Farmers & Mechanics looks forward to maintaining this commitment to give back to these communities which are the foundation of our success."

"F&M Bancorp represents an ideal merger partner for us," noted John S. Whiteside, Patapsco's president and chief executive officer. "Their investment in products and technology will continue to support our high standards for quality and competitive customer service. Our knowledge and experience in our marketplace will also contribute to the success of this merger. Teaming with F&M Bancorp enables us to capitalize on their economies of scale and broad product array, bringing added value to our customers and our shareholders."

F&M Bancorp expects to realize merger synergies by reducing the operating expenses of the combined company as well as by increasing revenues through sales opportunities in the attractive, contiguous Howard County market. The combined organization is expected to offer growth potential through the respective strengths of the merging banks in a variety of business lines including retail banking services, commercial and small business lending, mortgage banking, personal financial planning, brokerage, trust and investment management services, and a full line of personal and business insurance products. The transaction is expected to close in late 1999, or early 2000, and is anticipated to be accretive to F&M Bancorp's earnings per share by the end of 2000.

CFBank operates seven full-service community offices in Howard County, MD and one in Baltimore County, MD. Subsidiaries include Founders Mortgage Company, C&F Insurance Agency, Inc., and Central Maryland Service Corporation, a data processing company. At June 30, 1999, Patapsco had total assets of $174 million, deposits of $149 million and stockholders' equity of $17 million.

F&M Bancorp had total assets of $1.462 billion at June 30, 1999. Its wholly owned subsidiaries, Farmers & Mechanics National Bank, Frederick, MD, and Home Federal Savings Bank, Hagerstown, MD, offer a wide variety of traditional and non-traditional financial services including trust and investment management, financial planning, brokerage, mortgage banking, consumer and business electronic banking, and consumer and commercial business insurance products through Keller-Stonebraker Insurance, Inc. and Potomac Basin Group Associates, Inc.. The banks operate 44 full-service community offices and 61 ATMs across central and western Maryland and south-central Pennsylvania.

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This news release contains, among other things, certain forward-looking statements regarding the combined company following the merger, including statements relating to cost savings, enhanced revenue and accretion to reported earnings that may be realized from the merger. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause the combined company's actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger may not be fully realized within the expected time frame, if at all; (2) revenues following the merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the merger may be greater than expected; (3) competitive pressures among depository and other financial institutions may increase significantly; (4) costs or difficulties related to the integration of the business of the companies may be greater than expected;
(5) changes in the interest rate environment may reduce margins; (6) general economic or business conditions, either nationally or in the states or regions in which the companies do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (7) legislative or regulatory changes may adversely affect the businesses in which the companies are engaged; and (8) changes may occur in the securities markets.

CONTACT: Media Representatives                     Analysts and Investors
         -------------------------------           ---------------------------
         FAYE E. CANNON, President & CEO           DAVID L. SPILMAN, Treasurer
         F&M Bancorp                               F&M Bancorp
         301-694-4078                              888-694-4170


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